Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE
SECOND AMENDED AND
RESTATED ARTICLES OF INCORPORATION
OF
SUPERTEL HOSPITALITY, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. The name of the corporation is Supertel Hospitality, Inc. (the “Corporation”).

2. The amendment adds a Section 9(g) to Article XII as follows to the Corporation’s Second Amended and Restated Articles of Incorporation to amend terms of the Corporation’s Series C Cumulative Preferred Stock:

“(g) The vote per share of the Series C Preferred Stock set forth in Section 7(a)(i) is hereby adjusted to .78625 vote per share of Series C Preferred Stock effective immediately with the reverse stock split at 5:00 p.m. Eastern Time on August 14, 2013 of one share of Common Stock for eight shares of Common Stock.  After this adjustment, if the Conversion Price is adjusted pursuant to Section 9(a), then the vote per share of the Series C Preferred Stock shall be further adjusted, to a vote per share determined by multiplying the vote per share of the Series C Preferred Stock then in effect for Section 7(a)(i), by a fraction of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event causing adjustment of the Conversion Price pursuant to Section 9(a), and of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 9(g) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.”

3. The forgoing amendment was duly adopted by the Corporation’s Board of Directors on July 22, 2013.

4. The amendment was adopted by unanimous consent of the holders of the Series C Cumulative Convertible Preferred Stock on August 9, 2013.

Executed in the name of the corporation by:

/s/ Kelly A. Walters Kelly A. Walters President and Chief Executive Officer 402-371-2520 SCC ID# 04327979	Date: August 9, 2013